UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 18, 2005

(Exact name of registrant as specified in its charter)

Delaware	1-7724	39-0622040
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10801 Corporate Drive, Pleasant Prairie, Wisconsin 53158-1603
(Address of principal executive offices)

Registrant's telephone number, including area code:  (262) 656-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

1.	On February 18, 2005, the Organization and Executive Compensation Committee (the “Committee”) of the Board of Directors of Snap-on Incorporated (the “Company”), in consultation with those independent Directors who are not members of the Committee, determined the amount of bonuses payable for 2004 performance to the Company’s Chairman, President and Chief Executive Officer under the Company’s 2001 Incentive Stock and Awards Plan (the “Plan”). The Plan was approved by the Company’s shareholders on April 27, 2001 and the Plan, as amended, was filed as Exhibit 10(b) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2002.

The performance objectives for 2004 included both quantifiable financial measures and significant initiatives that are qualitative in nature. The quantifiable financial measures included: corporate revenue and operating income margin; corporate working investment; and new product sales. The qualitative measures included people/process improvements and Lean initiatives. Performance measures for purposes of the award were weighted. Based on the assessment of 2004 performance, the Chairman, President and Chief Executive Officer will receive a 2004 bonus payment of $87,000 payable in February 2005.

2.	The Committee, in consultation with those independent Directors who are not members of the Committee, also established objectives for 2005 bonuses payable in 2006 under the Plan to the Company’s Chairman, President and Chief Executive Officer. The objectives include both quantifiable financial measures and significant initiatives that are qualitative in nature. The quantifiable financial measures included corporate operating income margin and corporate working investment. The qualitative measures include strategic business performance drivers. Performance measures for purposes of the award are weighted.

3.	The Committee, in consultation with those independent Directors who are not members of the Committee, also approved a long term incentive plan consisting of performance shares and a cash payment, to the Company’s Chairman, President and Chief Executive Officer. Vesting of the Performance Shares at the end of the measurement period will be dependent upon the Company’s performance relative to revenue growth and return on net assets employed before interest and taxes for fiscal years 2005, 2006 and 2007. For performance between the threshold and target levels, the Chairman, President and Chief Executive Officer will receive cash and performance shares. For performance above the target level, the Chairman, President and Chief Executive Officer will receive a cash payment. The Chairman, President and Chief Executive Officer was granted 27,500 Performance Shares.

4.	On February 18, 2005, the Company’s Board of Directors voted to provide Directors with the option as to whether to receive any portion of their fees in Company Common Stock under the Snap-on Incorporated Directors’ Fee Plan.

The other terms of Director compensation remained unchanged. Non-employee Directors receive an annual retainer fee of $36,000. They also receive $1,500 for every Board and Committee meeting they attend, including meetings conducted by phone. Non-employee Committee Chairs also receive an annual chairmanship fee of $7,500, except for the Chair of the Audit Committee who will receive an annual chairmanship fee of $10,000. In addition, Directors are reimbursed for all Board-related expenses. Non-employee Directors receive an annual grant of an option to purchase 3,000 shares of Common Stock. The exercise price of the option shares is equal to the closing price of a share of Common Stock on the New York Stock Exchange on the date of the grant, which coincides with the Annual Meeting of Shareholders. Life insurance and accidental death and dismemberment policies are maintained for all non-employee Directors. In addition, non-employee Directors who are not eligible to participate in another group health plan may participate at their own expense, on the same basis as employees, in the medical plan we maintain for our employees.

Item 5.02(b)	Departure of Director

On February 18, 2005, Mr. Frank Ptak provided notice to the Board of his resignation effective February 21, 2005. Mr. Ptak was a member of the Finance and Executive committees of the Board of Directors prior to his resignation. A copy of his letter of resignation is attached hereto as Exhibit 17.1.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

17.1	Letter of Resignation from Frank S. Ptak dated February 18, 2005.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Snap-on Incorporated has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SNAP-ON INCORPORATED
Date: February 24, 2005	By:	/s/ Susan F. Marrinan
Susan F. Marrinan, Vice President, Secretary and Chief Legal Officer

EXHIBIT INDEX

Exhibit Number	Description

17.1	Letter of Resignation from Frank S. Ptak dated February 18, 2005.

4